Exhibit 10.1

DATED: October 13, 2014

(1) INTERCEPT PHARMACEUTICALS, INC.

and

(2) LISA BRIGHT MORRISON

 ___________________________________________

SERVICE AGREEMENT

UK EMPLOYEE

 ___________________________________________

THIS AGREEMENT is made the 13th day of October, 2014

BETWEEN

1	INTERCEPT PHARMACEUTICALS, INC., a company incorporated in the State of Delaware (USA) whose registered office is at 450 W. 15th Street, Suite 505, New York NY10011, USA (the “Company”); and

2	LISA BRIGHT MORRISON (the “Employee”)

The Board have approved the terms of this Agreement under which the Employee is to be employed.

1	Interpretation

1.1	In this Agreement the following words and expressions have the following meanings unless inconsistent with the context:

the “Board”	means the board of directors from time to time of the Company and includes any committee of the board of directors duly appointed by it;

“Change in Control”	shall have the meaning set out in clause 9.3 below;

the “Companies Acts”	means the Companies Act 1985, the Companies Act 1989 and the Companies Act 2006;

the “Compensation Committee”	means the compensation committee of the Board from time to time;

the “Employment”	means the Employee’s employment under this Agreement;

“Employment Inventions”	means any Invention which is made wholly or partially by the Employee at any time during the course of her employment with the Company (whether or not during working hours or using Company premises or resources and whether or not recorded in material form);

“Employment IPRs”	means Intellectual Property Rights created by the Employee in the course of her employment with the Company (whether or not during working hours or using Company premises or resources);

the “ERA”	means the Employment Rights Act 1996;

“Equity Cause”

termination of the Employment upon:

(a)    a good faith finding by the Company that (i) the Employee has been engaged in material dishonesty, wilful misconduct or gross negligence; (ii) the Employee has breached or has threatened to breach any agreement between the Employee and the Company or any Group Company related to intellectual property, non-disclosure or non-solicitation of employees or customers; or (iii) the Employee being in material breach of this Agreement and the Employee has failed to cure such conduct or breach within 30 days after the Employee’s receipt of written notice from the Company of such breach; or

(b) the Employee’s conviction or guilty plea of any crime involving fraud, bribery, embezzlement or any other criminal offence.

“Equity Good Reason”

termination of the Employment by reason of:

(a)     any action or omission by the Company which results in a material diminution in the Employee’s position, status, offices, titles, authority, responsibilities or reporting requirements; or

(b)     a change by the Company in the location at which the Employee performs her principal duties for the Company to a different location that is more than 50 miles from the location at which the Employee performed her principal duties for the Company immediately prior to the date on which such change occurs; or

(c)    any material breach by the Company of this Agreement.

In addition, notwithstanding any of the events set out in clauses (a) to (c) above, such occurrence shall not be deemed to constitute Equity Good Reason if, within 30 days after the Company’s receipt of written notice from the Employee of the occurrence or existence of an event or circumstances enumerated in clauses (a) to (c) above, such event or circumstance has been remedied by the Company. The Employee shall not be deemed to have terminated her employment for Equity Good Reason unless the Employee first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Equity Good Reason within 90 days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not remedied by the Company within 30 days of the receipt of such notice, and the Employee actually ends her Employment on or prior to the last day of the period set forth in clause 3.1.

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For the avoidance of doubt, the Company utilising its’ right to terminate the Employment pursuant to clause 3.2 (payment in lieu of notice), shall have no effect on the determination of whether the Employment has terminated for Equity Good Reason.

“Group Company”	means any firm, company, corporation or other organisation which is a holding company from time to time of the Company or any subsidiary from time to time of the Company or any such holding company (for which purpose the expressions ‘holding company’ and ‘subsidiary’ shall have the meanings given to them by Section 1159 Companies Act 2006);

“Intellectual Property Rights”	means patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention”	means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Pre-Contractual Statement”	means any undertaking, promise, assurance, statement, representation or warranty (whether in writing or not) of any person relating to the Employment which is not expressly set out in this Agreement or any documents referred to in it; and

“Parent”	means Intercept Pharmaceuticals, Inc. or any other Group Company which is the ultimate direct or indirect parent of the Company.

1.2	References to clauses, sub clauses and schedules are, unless otherwise stated, references to clauses and sub clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	References to persons shall include bodies corporate, unincorporated associations and partnerships.

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1.5	Words and expressions defined in or for the purpose of the Companies Acts shall have the same meaning unless the context otherwise requires.

2	Appointment

2.1	The Company shall employ the Employee and the Employee agrees to serve the Company as Senior Vice President, Head of Europe, of the Company on and subject to the terms and conditions in this Agreement.

2.2	It has been explained to the Employee and the Employee hereby understands and agrees that it is expected that her contract of employment will be transferred on no less favourable terms to the Company’s UK entity once this has been incorporated in due course. By signing this Agreement the Employee agrees to her employer’s identity changing to the Company’s UK entity and the Employee agrees to co-operate with, and use her best endeavours to assist the Company and the Company’s UK entity and/or any successor in such circumstances including but not limited to providing such information, executing such documents and giving such assurances and undertakings on similar terms as this Agreement as they may reasonably request including but not limited to the novation of this Agreement. The Employee agrees that they will have no claim for damages or compensation as a result.

2.3	If the Employee objects, resigns or the Employment otherwise ends (howsoever caused) before any such transfer takes place, the Employee acknowledges and agrees that the Company may assign the benefit of this Agreement, including but not limited to the restrictive covenants, confidentiality and intellectual property provisions, to the relevant entity. Consequently, the Employee agrees that she will continue to observe the obligations and restrictions set out in this Agreement for the benefit of the Company’s UK entity and/or any successor and will not regard herself as released from her obligations under this Agreement in the event of such change in employer.

3	Duration

3.1	The Employment shall commence on November 24, 2014 (the “Commencement Date”) and, subject to clause 18, shall continue until:

3.1.1	terminated by the Employee giving to the Company in writing, 6 months' notice;

3.1.2	terminated by the Company giving to the Employee in writing, 6 months’ notice.

3.2	The Company reserves the right to terminate the Employment at any time after the Commencement Date (including where the Employee has given notice to the Company) by giving notice in writing that it is doing so and confirming that it has or will pay the Employee in lieu of her period of notice or any remaining period of notice (whether given by the Company or by the Employee). The Employee shall have no entitlement to insist that the Company make such payment, which shall be made entirely at the Company’s discretion. For the avoidance of doubt, any payment in lieu shall be in respect of Salary only and shall not include the value of any benefit, bonus, incentive, commission, or holiday entitlement which would have accrued to the Employee had she been employed until the expiry of her notice period subject to the provisions set out in clauses 6.10 to 6.11 below regarding the Starting Bonus only.

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3.3	If the Company elects to terminate the Employment by making a payment in lieu of notice, and it subsequently discovers misconduct by the Employee which would have entitled it to terminate the contract summarily, without making such a payment, the Company shall be entitled to:

3.3.1	withhold any such payment in lieu if it has not yet been received by the Employee and the Employee shall have no rights to recover such sum as a debt owing; or

3.3.2	if such sum has been received by the Employee, at its absolute discretion, require the payment in lieu to be repaid (in part or in full). The Company may recover any payment due under this clause 3.3.2 from the Employee as a debt.

The Employee agrees that these repayment provisions are intended to be a genuine pre-estimate of loss which may be suffered by the Company and in no way constitutes a penalty.

3.4	The parties acknowledge that the Employee is a highly skilled/highly paid employee who is key to the business of the Company and that replacing the Employee at short notice will result in significant cost to the Company. If, therefore, the Employee resigns voluntarily in breach of clause 3.1.1 or if required to work her notice period by the Company leaves the Company without working the full notice period, the Company reserves the right to recover a sum equal in value to the net salary payable for the shortfall in the period of notice. The Company reserves the right to recover such sum from the Employee as a debt, including by deducting the sum from any final payment due to the Employee. The Employee agrees that this provision is intended to be a genuine pre-estimate of loss which may be suffered by the Company due to the Employee leaving at short notice and in no way constitutes a penalty.

3.5	The Company does not have a formal retirement age for employees.

3.6	For the purpose of the ERA the Employee’s period of continuous employment shall begin on the Commencement Date. The Employment is not continuous with any previous employment with any other employer.

3.7	The Employee represents and warrants that, in entering into and performing her duties under this Agreement:

3.7.1	she is not subject to any restriction that might hinder or prevent her from performing any of her duties in full;

3.7.2	she will not be in breach of any other contract of employment or any other obligation to any third party; and

3.7.3	this Employment is and shall remain she sole and exclusive employment.

3.8	The Employee further warrants that she has no criminal convictions and has never been disqualified from being a company director.

4	Scope of the Employment

4.1	The Employee shall:

4.1.1	devote the whole of her working time, attention, ability and skills to her duties;

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4.1.2	faithfully and diligently perform such duties and exercise such powers consistent with her position as may from time to time be reasonably assigned to or vested in her by the Board;

4.1.3	obey all reasonable and lawful directions of the Board;

4.1.4	comply with all the Company’s articles of association, rules, regulations, policies and procedures from time to time in force;

4.1.5	comply with the general duties of directors set out in sections 171-177 of the Companies Act 2006, as well as any other applicable common law or statutory duties owed by directors to their company;

4.1.6	exercise her duties in compliance with the requirements of the Bribery Act 2010 and use all reasonable endeavours to assist the Company in preventing bribery from being conducted on its behalf in contravention of that Act;

4.1.7	at all times act in the best interests of the Company and use her best endeavours to promote and protect the interests of the Company, any of its Group Companies and their employees; and

4.1.8	keep the Board at all times promptly and fully informed (in writing if so requested) of her conduct of the business of the Company and any Group Company and provide such explanations in connection with such conduct as the Board may from time to time require.

4.2	Subject to clause 4.4 the Company reserves the right on reasonable notice to reasonably assign the Employee duties of a different nature for any period the Company considers necessary to meet the needs of the business either in addition to or instead of those referred to in clauses 2.1and 4.1 above, it being understood that the Company will consult with the Employee before imposing any such change and that the Employee will not be assigned duties which she cannot reasonably perform or which are inconsistent with her position, seniority and status.

4.3	During any period of notice of termination (whether given by the Company or the Employee), the Company shall be at liberty to assign the Employee such other duties as the Company shall determine in its absolute discretion (it being understood that she will not be assigned duties which she cannot reasonably perform) and may appoint another person to carry out the Employee’s former duties as required by the needs of the business.

4.4	The Employee shall not, without the prior consent of the Board or in compliance with policies previously approved by the Board:-

4.4.1	on behalf of the Company, incur any capital expenditure in excess of such sum as may be authorised from time to time;

4.4.2	on behalf of the Company, enter into any commitment, contract or arrangement otherwise than in the normal course of business or outside the scope of her normal duties, or of an unusual, onerous or long term nature or engage or dismiss any person.

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4.5	The Employee shall if and so long as the Company requires without further remuneration:

4.5.1	carry out her duties as instructed by the Company on behalf of any Group Company; and

4.5.2	act (subject to Employee’s prior agreement) as a director or officer of any Group Company.

4.6	The Employee confirms that she has disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Company and the Employee and she agrees to disclose fully to the Company any such circumstances that might arise during the Employment. For the avoidance of doubt, this includes but is not limited to, disclosing to the Company any activity by a third party or the Employee herself which might reasonably be expected to harm the Company or its business or to destabilise its workforce.

4.7	If the Employee becomes aware of any wrongdoing or other conduct which might reasonably be regarded as not in the best interests of the Company by any Group Company employees (including her own wrongdoing or conduct) she shall promptly report this to the Head of Legal Affairs or if this is not appropriate in the circumstances to the Chief Executive Officer.

5	Hours and Place of Work

5.1	The Employee shall be required to work such hours as are necessary for the proper performance of her duties.

5.2	The Employee agrees that in her capacity as Senior Vice President, Head of Europe she may choose or determine the duration of her working time and that the working time limits set out in Part II of the Working Time Regulations 1998 do not apply to the Employment.

5.3	The Employee’s principal place of work will be in the Company’s offices at a location to be determined in or near the Kings Cross area, or any such place in England as the Company shall from time to time direct. The Employee will be given reasonable notice of any change in her place of work.

5.4	The Employee may be required to travel throughout the United Kingdom and overseas in the performance of her duties and this may, on occasions, necessitate the Employee working outside the UK for an aggregate period of more than one month in any calendar year. At the date of this Agreement it is not envisaged that the Employee shall be required to work outside of the UK for more than one month at any one time. During any such period the Employee will be paid her normal salary and benefits in sterling in the normal way unless otherwise agreed. The Company shall bear all liability for any further tax or similar statutory deductions, penalties, costs and interest the Employee is required to pay, in any jurisdiction, as a result of any overseas travel undertaken in the course of her duties. Save that this shall not extend to any statutory deductions, penalties, costs and interest incurred solely as a result of the Employee’s negligent failure.

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6	Remuneration

6.1	The Company shall pay to the Employee a basic salary at the rate of £240,000 per annum (“Salary”), payable by equal monthly instalments in arrears, normally on the last working day of each calendar month (the “Salary Instalments”) by credit transfer to a bank account nominated by the Employee.

6.2	Upon giving not less than one month's notice, the Company reserves the right to change the intervals of the Salary Instalments as required by the needs of the Company to fortnightly instalments in arrears, normally on the 15th and last working day of each calendar month. The Company reserves the right to revert the Salary Instalments back to monthly instalments by providing the Employee with not less than one months notice.

6.3	By signing this Agreement the Employee acknowledges and agrees to her Salary Instalments being changed in accordance with clause 6.2 as and when required by the needs of the Company.

6.4	The Company will review the Employee’s salary annually. The Company shall not be obliged to make any increase.

6.5	The salary specified in clause 6.1 shall be inclusive of any fees to which the Employee may be entitled as a director of the Company or any Group Company.

6.6	The Company shall pay the Employee a car allowance of £14,160 per year, payable in equal monthly instalments in arrears, less deductions for tax and National Insurance.

6.7	The Employee shall be eligible to participate in the Company’s discretionary bonus scheme with a potential initial discretionary bonus for 2014 of up to 40% of the Employee’s annual base salary strictly subject to the rules of such scheme as the Board or the Compensation Committee of the Company and/or any Parent from time to time may determine from time to time in force. Details of the bonus scheme will be communicated at the appropriate time. The Company reserves the right to discontinue the scheme or alter the terms of any bonus scheme provided at any time in line with business requirements. The bonus scheme is discretionary and there is no contractual entitlement to continue the scheme. Award of a bonus in one year shall not entitle the Employee to a bonus in subsequent years.

6.8	Should a discretionary bonus be awarded by the Board or the Compensation Committee of the Company and/or any Parent for 2014 the Company agrees that it shall not be prorated and will be paid to the Employee, if awarded.

6.9	The Company shall pay to Employee a one off starting bonus of £44,250 (less such sums as the Company is obliged by law to deduct by way of tax and National Insurance) (the “Starting Bonus”) which shall be payable together with the first regular scheduled Salary Instalment to be received by Employee. If the Employee voluntarily resigns or is terminated pursuant to clause 18.1 below within the first 12 months of her Employment, the Employee shall repay to the Company the Starting Bonus in full on the last day of her Employment. The Company reserves the right to recover such sum in accordance with clause 12 and/or from the Employee as a debt. The Employee agrees that this provision is intended to be a genuine pre-estimate of loss which may be suffered by the Company due to the Employee leaving within the first 12 months of Employment and in no way constitutes a penalty.

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6.10	Subject to clauses 6.10 and 6.11 below, if the Company elects to make a payment in lieu of notice in accordance with clause 3.2 above, the Starting Bonus shall be included in any such payment in lieu of notice only if the Company has elected to make a payment in lieu of notice after the Commencement Date but before it has authorised the payment of the first regular scheduled Salary Instalment to be received by Employee which shall be payable together with such Starting Bonus in accordance with clause 6.9 above.

6.11	Clause 6.10 shall not apply if the Employee voluntarily resigns or is terminated pursuant to clause 18.1 below before the Company has authorised the payment of the first regular scheduled Salary Instalment to be received by Employee.

6.12	For the avoidance of doubt, the Starting Bonus shall be in addition to any bonus that may be granted to the Employee pursuant to the discretionary 2014 bonus scheme under clause 6.7.

Equity to be Granted on Commencement Date

6.13	On the Commencement Date, the Company shall award Employee (i) a stock option under its Share Scheme (as defined below) to purchase shares of the Company’s common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date (the “Time-Based Option”), such price being the fair market value of one share of the Company’s common stock on the date thereof, with the aggregate fair value of the Time-Based Option equal to US$1,300,000 as of the date of grant based on the Black-Scholes methodology as approved by the Compensation Committee and/or the Board and (ii) shares of restricted stock (the “Restricted Stock”) with an aggregate fair value equal to US$1,300,000 as of the date of grant.

6.14	On the Commencement Date, the Company shall award Employee a stock option under its Share Scheme to purchase shares of the Company’s common stock at a per share exercise price equal to the closing price of the common stock on the Commencement Date (the “Performance Option”), such price being the fair market value of one share of the Company’s common stock on the date thereof, with the aggregate fair value of the Performance Option equal to US$1,400,000 as of the date of grant based on the Black-Scholes methodology as approved by the Company’s Compensation Committee and/or the Board.

6.15	Each of the Time-Based Option, the Restricted Stock and the Performance Option will be evidenced in writing by an agreement provided by the Company. The Time-Based Option shall vest as follows: (i) one-quarter of the Time-Based Option will vest on the first anniversary of the Commencement Date; and (ii) the remaining balance will vest in equal monthly instalments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Employee’s continued employment by the Company and the Share Scheme, except as otherwise set forth herein. The Time-Based Option agreement will specify that vested options shall be exercisable for up to ten (10) years from the date of grant, subject to the terms of this Agreement and the Share Scheme. The shares underlying the Restricted Stock shall vest as follows: (x) one-quarter of the shares underlying the Restricted Stock will vest on the first anniversary of the Commencement Date; and (y) the remaining balance will vest in equal quarterly instalments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Employee’s continued employment by the Company and the Share Scheme, except as otherwise set forth herein. The Performance Option shall vest based on the satisfaction of certain regulatory milestones as may be determined by the Compensation Committee or the Board at the time of grant (and as to be set forth in the Performance Option agreement), all subject to Employee’s continued employment by the Company and the Share Scheme, except as otherwise set forth herein. The Performance Option agreement will specify that vested options shall be exercisable for up to ten (10) years from the date of grant, subject to the terms of this Agreement and the Share Scheme (as defined in clause 9 below).

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7	Pension and other Benefits

7.1	The Company will comply with its employer pension duties under Part 1 of the Pensions Act 2008 from the date that it is legally required to do so. As a result, the Employee will be automatically enrolled into either a qualifying pension scheme or the National Employment Savings Trust (“NEST”), whichever the Company decides. If the Employee does not decide to opt-out of auto-enrolment, the Employee will be required to make pension contributions at the level set out in the relevant legislation and the Employee agrees to the Company deducting such contributions from their salary each month. Further information about pension choices will be provided at the appropriate time.

7.2	At the date of this Agreement it is not envisaged that the qualifying pension scheme will be a contracted out scheme for the purpose of the Pensions Schemes Act 1993 or that there will be a contracting out certificate in place in respect of the Employment.

7.3	The Employee shall be eligible to participate in the benefits schemes, which the Company (or its Parent from time to time) may maintain for the benefit of its senior employees from time to time in the UK (the “Schemes”) subject to the rules of the Schemes and the terms of any related policy of insurance from time to time in force. The Employee understands and agrees that she may not be eligible to participate in all non-UK entity benefit schemes due to the rules of such schemes and the terms of any related policy of insurance from time to time in force and that for those non-UK entity benefit schemes that she is eligible to participate in, she may only be able to participate in them to the extent that they can be properly, legally and reasonably be applied, administered and exercised in the UK. Further details of the Schemes and the benefits currently available to the Employee can be obtained from the Global Human Resources department of the Group Companies. This is for information only and should not be regarded as any guarantee of benefits, which may be paid under the Schemes in place from time to time.

7.4	The Company reserves the right, at its absolute discretion, to change the Schemes providers, to amend the terms of the Schemes (including but not limited to the level of benefits), to terminate the Schemes without replacement, to substitute other schemes for the Schemes and to remove the Employee from membership of the Schemes.

7.5	The Company shall be under no obligation to make any payment under the Schemes to the Employee unless and until it has received the relevant payment from the relevant Scheme provider(s). If any of the Schemes providers refuse for any reason (whether based on their own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Employee, the Company shall not be liable to provide replacement benefits itself or any compensation in lieu and shall be under no obligation to pursue a claim for unpaid benefits on behalf of the Employee against the Schemes providers.

7.6	The Company reserves the right to terminate the Employee’s employment, where it has good cause to do so (including but not limited to where the Employee is incapacitated, redundant or has committed misconduct), notwithstanding that the Employee is receiving benefits under the Schemes and that such termination may result in those benefits being discontinued. The Employee agrees that she shall have no claim against the Company for damages in respect of the loss of benefits under the Schemes in such circumstances.

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7.7	In the event that the Employee is absent by reason of ill-health she will continue to co-operate with and act in good faith towards the Company including but not limited to staying in regular contact with the Company and providing it with such information about their health, prognosis and progress as the Company may require.

7.8	In accordance with the Schemes rules from time to time participation in the Schemes may be subject to the condition that the Employee has notified the Company on or before the commencement of the Employment of any pre-existing medical conditions that she may have.

7.9	The Company and Employee agree to reasonably cooperate to devise a reasonable benefits package for the Employee commensurate with her position, seniority and status as soon as reasonably practicable. This may include access to permanent health insurance scheme. This should not be regarded as any guarantee of any particular benefits which may be provided.

8	Expenses and travel

8.1	The Company shall reimburse the Employee in respect of all expenses reasonably incurred by her in the proper performance of her duties, subject to the Employee providing such receipts or other evidence that the Company may require. Subject to the Employee providing such receipts or other evidence that the Company may require, the Company shall also reimburse the Employee’s reasonable expenses of meals and lodging while staying in London from time to time and reasonable expenses for travelling to Heathrow or other major UK airports in the proper performance of her duties.

8.2	The Employee shall submit each expenses claim within 60 days of the later of:

8.2.1	incurring the expense; or

8.2.2	receipt of the invoice for such expense.

8.3	The Company shall use its reasonable endeavours to reimburse expenses claims within 30 days of receiving an accurate and properly completed expenses claim accompanied by such receipts or other evidence that the Company may require.

8.4	The Employee shall at all times comply with the Company’s Travel Policy and Expenses Policy from time to time in force. Copies are available from the Group Companies’ intranet site or upon request from the Global Human Resources department of the Group Companies.

8.5	The Company shall pay the Employee's reasonable travel costs incurred in the proper performance of her duties in relation to her daily commute from her current home address as set out in this Agreement to the Company's offices located as anticipated in accordance with clause 5.3 to a maximum of £1,080 per month excluding any associated taxes and statutory deductions arising thereon (the "Commuting Cap"). The Employee will submit her expenses claim for such expenses with such receipts or other evidence that the Company may require in accordance with clause and in compliance Company’s Travel Policy and Expenses Policy from time to time in force. Strictly subject to the Commuting Cap, on an annual basis, the Company shall also provide a gross up in respect of the income tax payable on (i) reimbursement payments made to Employee for commuting expenses set forth in this clause and (ii) any gross up amounts resulting therefrom.

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9	SHARE OPTIONS

9.1	Subject always to the rules of the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan, as amended, or any other equity incentive plan that may then be in effect (collectively, the “Share Scheme”) and any legal or regulatory restrictions from time to time in force, the Employee shall be granted the awards set out in this Agreement and, may, at the sole discretion of the Board or the Company’s Compensation Committee, from time to time be granted additional options or other equity-based awards over shares of the common stock of the Parent.

9.2	If the Employee is at any time granted options or other equity-based awards pursuant to the Share Scheme or any other stock option or share incentive scheme of the Parent, those options or rights shall be subject to the rules of that scheme as in force from time to time which rules shall not form part of the Employee’s service contract.

Effect of Termination of Share or Stock Options and other equity compensation

9.3	In the event of Employee’s termination by the Company for Equity Cause or by the Employee without Equity Good Reason all unvested stock options and other equity-based awards granted to the Employee before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, the Employee shall have until the earlier of expiration date of the option or 90 days from the date of termination of the Employee to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

9.4	In the event of the Employee’s termination by the Employee for Equity Good Reason or by the Company without Equity Cause and provided that the Employee (or her legal representative, if applicable) executes a settlement agreement and the settlement agreement becomes effective and irrevocable within a period of 60 days from the termination of Employment, all unvested stock options and other equity-based awards granted to the Employee before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the award agreement; provided, that, the Employee (or her estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of the Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

9.5	In the event the Employee’s employment with the Company is terminated by the Employee for Equity Good Reason or by the Company without Equity Cause in any such case, in anticipation of and/or within twelve (12) months following a Change in Control, provided that the Employee (or her legal representative, if applicable) executes a settlement agreement and the settlement agreement becomes effective and irrevocable within a period of 60 days from the termination of Employment, all of the Employee’s unvested stock options and other equity-based awards then in effect shall vest as of the date the Release is effective and irrevocable and the Employee (or her estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of the Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

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9.6	In the event the Employee’s employment with the Company is terminated by reason of disability all unvested stock and stock options granted to the Employee before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, the Employee shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.

9.7	As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

9.7.1	any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Parent and the Group Companies to a third person (with “person” as defined in clause 9.7.3); or

9.7.2	any consolidation or merger of the Parent or the Company where the shareholders of the Parent or the Company, as the case may be, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

9.7.3	a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (a US Statute), as amended (the “Exchange Act”) (but other than (a) the Parent or another Group Company, (b) any employee benefit plan of the Parent or a Group Company, or (c) investors purchasing equity securities of the Parent pursuant to a financing or a series of financings approved by the board of directors of the Parent) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Parent or the Company, as the case may be.

9.7.4	Notwithstanding anything to the contrary herein, a Change in Control in respect of the Company shall not be deemed to have occurred under clause 9.7.2 or 9.7.3 if, immediately after the consummation of such transaction or series of transactions, (a) Employee is employed by another Group Company on similar terms as this Agreement and (b) such transaction or series of transactions do not constitute a Change in Control in respect of Parent.

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9.8	The Company shall use its reasonable endeavours to receive approval from the Board or the Compensation Committee at the next scheduled meeting to amend clause 9.4 above to state the following: “In the event of the Employee’s termination by the Employee for Equity Good Reason or by the Company without Equity Cause and provided that the Employee (or her legal representative, if applicable) executes a settlement agreement and the settlement agreement becomes effective and irrevocable within a period of 60 days from the termination of Employment, that number of Employees unvested stock options and other equity-based awards that would otherwise have vested from the effective date of Employee’s termination to the first anniversary of such date shall vest on the date that the settlement agreement becomes effective and irrevocable and the Employee (or her estate or legal representative, if applicable) shall have until the earlier of the expiration date of the option or one (1) year from the date of termination of the Employee’s employment to exercise all vested options unless the stock plan pursuant to which the option is granted requires earlier termination in connection with a liquidation or sale of the Company.” Upon the approval of the Board or the Compensation Committee, as the case may be, the parties agree that clause 9.4 shall be replaced in its entirety with the language set forth in the immediately preceding sentence of this clause 9.8.

10	Holiday

10.1	The Employee shall be entitled to receive her normal remuneration for all bank and public holidays normally observed in England and a further 30 working days holiday in each holiday year, being the period from 1 January to 31 December. The Employee may only take her holiday at such times as are agreed with the Chief Commercial Officer and in accordance with the Company’s Vacation Policy from time to time in force.

10.2	In the holiday years in which the Employment commences or terminates, the Employee’s entitlement to holiday shall accrue on a pro-rata basis for each complete month of service during the relevant year.

10.3	If, on the termination of the Employment, the Employee has exceeded her accrued holiday entitlement, the excess may be deducted from any sums due to her. If the Employee has any unused holiday entitlement, the Board may either require the Employee to take such unused holiday during any notice period or accept payment in lieu. Any payment in lieu shall only be made in respect of holiday accrued in accordance with clause 10.2 above during the Employee’s final holiday year.

10.4	Holiday entitlement for one holiday year may not be taken in subsequent holiday years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken, without any right to payment in lieu.

11	Incapacity

11.1	Subject to the Employee’s compliance with the Company’s rules from time to time in force regarding sickness notification and doctor’s certificates, details of which can be obtained from the Group Companies’ intranet site or upon request from the Global Human Resources department of the Group Companies and subject to the Company’s right to terminate the Employment for any reason including without limitation incapacity, if the Employee is at any time absent on medical grounds the Company shall pay to the Employee her normal basic salary for a maximum of 13 weeks for any one period of absence or absence in aggregate in any rolling period of 12 months (“Company Sick Pay”).

11.2	The Company reserves the right to reasonably require the Employee to undergo a medical examination by a doctor or consultant nominated by it, at anytime including at any stage of absence at the Company’s expense, and the Employee agrees that she will undergo any requisite tests and examinations and will fully co-operate with the relevant medical practitioner and shall authorise him or her to disclose to and discuss with the Company the results of any examination and any matters which arise from it.

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11.3	Payment of Company Sick Pay to the Employee pursuant to clause 11.1 shall be inclusive of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Employee may be entitled, whether or not claimed.

11.4	If the Employee’s absence shall be caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Employee, who shall:

11.4.1	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded;

11.4.2	if the Board so requires, refund to the Company such sum as the Board may determine, not exceeding the lesser of:

a)	the amount of damages recovered by her under such compromise, settlement or judgement; and

b)	the sums advanced to her in respect of the period of incapacity.

11.5	Any actual or prospective entitlement to Company Sick Pay or private medical insurance or long term disability benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with clauses 3.2 or 18 or otherwise and the Company shall not be liable for any loss arising from such termination.

11.6	If the Employee is prevented by incapacity from properly performing her duties under this Agreement for a consecutive period of 20 working days the Board may appoint another person or persons to perform those duties until such time as the Employee is able to resume fully the performance of her duties.

12	Deductions

For the purposes of the ERA, the Employee hereby authorises the Company to deduct from her remuneration any sums due from her to the Company including, without limitation, any overpayments of salary, employee’s pension contributions, overpayments of holiday pay whether in respect of holiday taken in excess of that accrued during the holiday year or otherwise, loans or advances made to her by the Company, any fines incurred by the Employee and paid by the Company, the cost of repairing any damage or loss to the Company’s property caused by her and all losses suffered by the Company as a result of any negligence or breach of duty by the Employee.

13	Restrictions On Other Activities by the Employee

13.1	During the Employment the Employee shall not directly or indirectly be employed, engaged, concerned or interested in any other company, business or undertaking without the prior written consent of the Board or be involved in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of the Employee’s duties under this Agreement provided that this clause 13.1 shall not prohibit the Employee:

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13.1.1	subject to the prior written consent of the Board, serving as an officer or member of the board of directors or advisory boards of non competing organisations from time to time;

13.1.2	serving as an officer or member of a charitable, educational or civic organisations;

13.1.3	engaging in charitable activities and community affairs; or

13.1.4	managing her personal investments or affairs including holding (directly or through nominees) of investments listed on any recognised stock exchange as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held;

subject always to such activities not being or becoming, harmful to the interests of the Company or any Group Company or reasonably being considered to interfere with the performance of the Employee’s duties and responsibilities under this Agreement.

13.2	Subject to any regulations issued by the Company, the Employee shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by her by or on behalf of the Company) and if she (or any firm or company in which she is interested) shall obtain any such discount, rebate or commission, she shall account to the Company for the amount received by her (or a due proportion of the amount received by such company or firm having regard to the extent of her interest in it). For the avoidance of doubt, nothing in this clause shall prevent the Employee from obtaining any discount, rebate or commission solely as a result of transactions legitimately entered into in her personal capacity.

14	Confidentiality

14.1	The Employee shall neither during the Employment (except in the proper performance of her duties) nor at any time (without limit) after the termination of the Employment:

14.1.1	divulge or communicate to any person, company, business entity or other organisation;

14.1.2	use for her own purposes for any purposes other than those of the Company or any Group Company; or

14.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information provided that these restrictions shall cease to apply to any information, which shall become available to the public generally otherwise than through an unauthorised disclosure by the Employee or any other person.

14.2	For the purposes of this Agreement “Confidential Information” shall mean, in relation to the Company or any Group Company:

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14.2.1	trade secrets;

14.2.2	information relating to research activities, inventions, discoveries, secret processes, designs, know how, technical specifications and processes, formulae, intellectual property rights, computer software, product lines and any other technical information relating to the creation, production or supply of any past, present or future product or service;

14.2.3	any inventions or improvements which the Employee may make or discover during the Employment;

14.2.4	any information relating to the business or prospective business;

14.2.5	details of suppliers, their services and their terms of business;

14.2.6	details of customers and their requirements, the prices charged to them and their terms of business;

14.2.7	pitching material, marketing plans and sales forecasts of any past, present or future products or services;

14.2.8	information relating to the business, corporate plans, management systems, accounts, finances and other financial information, results and forecasts (save to the extent that these are included in published audited accounts);

14.2.9	proposals relating to the acquisition or disposal of a company or business or any part thereof;

14.2.10	proposals for expansion or contraction of activities, or any other proposals relating to the future;

14.2.11	details of employees and officers and of the remuneration and other benefits paid to them;

14.2.12	information given in confidence by clients, customers suppliers or any other person;

14.2.13	any other information which the Employee is notified is confidential; and

14.2.14	any other information which the Company (or relevant Group Company) could reasonably be expected to regard as confidential, whether or not such information is reduced to a tangible form or marked in writing as “confidential”, including but not limited to, information which is commercially sensitive, which comes into the Employee’s possession by virtue of the Employment and which is not in the public domain and all information, which has been or may be derived or obtained from any such information.

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14.3	The Employee acknowledges that all notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, databases, codes, designs and drawings and any other documents and material whatsoever (whether made or created by the Employee or otherwise) relating to the business of the Company and any Group Company (and any copies of the same) or which is created or stored on the Company’s equipment and systems:

14.3.1	shall be and remain the property of the Company or the relevant Group Company; and

14.3.2	shall be handed over by the Employee to the Company or the relevant Group Company on demand and in any event on the termination of the Employment and the Employee shall certify that all such property has been so handed over and that no copies or extracts have been retained.

14.4	For the avoidance of doubt, social media accounts, any on-line content and contacts operated or created by the Employee during the Employment for work related (including networking) purposes shall be regarded as the property of the Company and the Employee agrees not to use such social media after the termination of the Employment.

14.5	This clause 14 shall only bind the Employee to the extent allowed by law and nothing in this clause shall prevent the Employee from making a statutory disclosure.

15	Data Protection

The Employee consents to the Company and/or the Group Companies holding and processing, both electronically and manually, the data it collects in relation to the Employee in the course of the Employment (including, without limitation the Employee’s employment application, references, bank details, appraisals, holiday and sickness records, salary reviews, remuneration details, employment benefits and other records which may include sensitive personal data relating to her health) for the purposes of the Company’s and/or the Group Companies’ administration and management of their employees and their businesses, the evaluation of assets and liabilities before any acquisition, merger or re-organisation of the Company and/or the Group Companies’ business, to fulfil any obligation of the Company and/or the Group Companies to transfer records to any successor employer and for compliance with applicable procedures, laws and regulations. Such processing may involve the transfer, storage and processing by the Company and/or the Group Companies of such data outside the European Economic Area, to which the Employee consents.

16	Inventions and Intellectual Property Rights

16.1	The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

16.2	The Employee acknowledges that, because of the nature of her duties, which includes research and development, including creating and developing Employment Inventions and Employment IPRs, and the particular responsibilities arising from the nature of her duties, she has, and shall have at all times while she is employed by the Company, a special obligation to further the interests of the Company.

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16.3	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 16.1, the Employee agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an arbitrator who shall be nominated by CEDR. The arbitrator's decisions shall be final and binding on the parties, and the costs of arbitration shall be borne equally by the parties. The Employee agrees that the provisions of this clause 16.3 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 16.3 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

16.4	The Employee agrees:

16.4.1	to give the Company full written details of all Inventions which relate to or are capable of being used in the business of the Company and/or any Group Company promptly on their creation;

16.4.2	at the Company's request and in any event on the termination of her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

16.4.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

16.4.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

16.5	The Employee waives all her present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

16.6	The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Employee in respect of her compliance with this clause 16.6. This is without prejudice to the Employee’s rights under the Patents Act 1977.

16.7	The Employee undertakes to use her best endeavours to execute all documents and do all acts both during and after her employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee's reasonable expenses of complying with this clause 16.7.

16.8	The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

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16.9	The Employee hereby irrevocably appoints the Company to be her attorney to execute and do any such instrument or thing and generally to use her name for the purpose of giving the Company or its nominee the benefit of this clause 16. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 16.9 shall be conclusive evidence that such is the case.

17	Statements

17.1	The Employee shall not make, publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time either during her Employment or at any time after its termination in relation to the Company, any Group Company or any of their officers or other personnel.

17.2	The Company will use its reasonable endeavours to ensure that it does not allow or encourage its employees, officers and directors to make publish (in any format) or otherwise communicate any derogatory statements, whether in writing or otherwise, at any time during the Employment or at any time after its termination in relation to the Employee.

17.3	For the avoidance of doubt all statements to the press or other media communications in connection with the Company and/or any Group Company are dealt with by the Investor Relations Committee. The Employee shall not make any statements to the press or other media in connection with the Company and/or any Group Company at any time either during or after the Employment without the prior consent of the Chief Executive Officer of the Company and/or the Investor Relations Committee.

18	Termination of Employment

18.1	The Company may terminate the Employment immediately by notice in writing if the Employee shall have:

18.1.1	committed any serious breach of her obligations under this Agreement; or

18.1.2	committed any repeated or continued breach of her obligations under this Agreement after having received a written warning from the Company relating to the same; or

18.1.3	been guilty of conduct tending to bring her or the Company or any Group Company into disrepute; or

18.1.4	become bankrupt or had an interim order made against her under the Insolvency Act 1986 or compounded with her creditors generally; or

18.1.5	been disqualified from being a director by reason of any order made under the Companies Directors Disqualification Act 1986 or any other enactment; or

18.1.6	been convicted of an offence under any statutory enactment or regulation (other than a motoring offence for which no custodial sentence is given); or

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18.1.7	failed to comply with the United Kingdom’s Bribery Act 2010 or any other similar legislation, regulations or rules in any relevant jurisdiction related to, giving payments, gifts or entertainment to obtain a business advantage unlawfully, or adopted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Transactions; or

18.1.8	during the Employment, committed any gross breach of clauses 13, 14, 16 and/or 17.

Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

18.2	In the event the Employee is incapacitated or prevented by illness or injury or accident or any other circumstances beyond her control (“Incapacity”) from discharging her duties for a total of 16 weeks in aggregate in any 12 consecutive calendar months the Company may by notice in writing at any time during the period of Incapacity terminate the Employee’s Employment by giving such notice as is required by section 86 of the Employment Rights Act 1996.

19	GARDEN LEAVE

During any period of notice of termination (whether given by the Company or the Employee), the Company shall be under no obligation to assign any duties to the Employee and shall be entitled to exclude her from its premises, and require the Employee not to contact any customers, suppliers or employees provided that this shall not affect the Employee’s entitlement to receive her normal salary and contractual benefits. During any such period of exclusion the Employee will continue to be bound by all the provisions of this Agreement and shall at all times conduct herself with good faith towards the Company.

20	directorship

20.1	On the termination of the Employment (however arising) or on either the Company or the Employee having served notice of such termination, the Employee shall should she hold any such offices:

20.1.1	at the request of the Company or any Group Company resign from all directorships and offices held by her in any Group Company and shall transfer without payment to the Company or as the Company may direct any nominee shares provided by it, provided however that such resignation shall be without prejudice to any claims which the Employee may have against the Company or any Group Company arising out of the termination of the Employment; and

20.1.2	immediately deliver to the Company or any Group Company as directed all materials within the scope of clause 14.3 and all credit cards, motor cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in her possession or under her power or control, and if the Employee should fail to do so the Company is hereby irrevocably authorised to appoint another person to sign any documents and/or do any other things necessary on her behalf in order to give effect to the Employee’s undertaking in this clause 20.1.

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20.2	The appointment of the Employee as a director of any Group Company is not a term of this Agreement and the Company or any Group Company reserves the right to remove the Employee from any such directorship at any time and for any reason. Where the Company or any Group Company exercises this right, this shall not amount to a breach of this Agreement and shall not give rise to a claim for damages or compensation.

21	Post Termination obligations of the Employee

21.1	For the purposes of this clause 21 the following definitions apply:

21.1.1	“Restricted Business” means the businesses of the Company and Group Companies at the Termination Date with which the Employee was involved to a material extent during the twelve months immediately preceding the Termination Date;

21.1.2	“Restricted Customer” means any person, firm, company or other organisation who, at any time during the twelve months immediately preceding the Termination Date was a customer of or in the habit of dealing with the Company or any Group Company and with whom, during that period, the Employee had material dealings in the course of her employment or for whom the Employee was responsible on behalf of the Company or any Group Company;

21.1.3	“Prospective Customer” means any person, firm, company or other organisation with whom the Company or any Group Company had negotiations or discussions regarding a possible business relationship and/or had submitted a tender, taken part in a pitch or made a presentation to, or with which it was otherwise negotiating for the supply of goods and services during the six months immediately preceding the Termination Date and with whom, during that period, the Employee had material dealings in the course of her Employment or for whom the Employee was responsible for developing the relationship on behalf of the Company or any Group Company;

21.1.4	“Restricted Employee” means any person who, at the Termination Date, was an employee, officer or consultant of the Company or Group Company who could materially damage the interests of the Company or any Group Company if she become employed in any competing business and with whom the Employee worked closely or was responsible for in the twelve months immediately preceding the Termination Date;

21.1.5	“Restricted Supplier” means any person, firm, company or other organisation who, in the twelve months immediately preceding the Termination Date supplied goods and/or services to the Company or any Group Company including but not limited to any individual who provided services to the Company or any Group Company by way of a consultancy agreement (but excluding utilities or goods and services supplied for administrative purposes) and with whom, during that period, the Employee dealt to a material extent;

21.1.6	“Restricted Territory” means the United Kingdom and any other country in the world where the Company or any Group Company had business interests or dealings on the Termination Date;

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21.1.7	“Restriction Date” means the earlier of the Termination Date and the start of any period of Garden Leave in accordance with clause 19;

21.1.8	“Termination Date” means the date of termination of the Employment (howsoever caused).

21.2	The Employee acknowledges that by reason of the Employment she will have access to trade secrets, confidential information, business connections and the workforce of the Company and the Group Companies and that in order to protect their legitimate business interests it is reasonable for her to enter into these post termination restrictive covenants and, having had the opportunity to seek independent legal advice the Employee agrees that the restrictions contained in this clause 21 (each of which constitutes an entirely separate, severable and independent restriction) are reasonable.

21.3	Reference in this clause 21.3 to the “Company” shall apply as though there were included reference to any relevant Group Company for whom or on whose behalf the Employee works during the course of the Employment. The Employee covenants with the Company for itself and as trustee and agent for each Group Company that she will not without the prior written consent of the Company:

21.3.1	for six months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services in competition with any Restricted Business;

21.3.2	for six months after the Restriction Date solicit or endeavour to entice away from the Company the business or custom of a Prospective Customer with a view to providing goods or services in competition with any Restricted Business;

21.3.3	for six months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Restricted Customer in the course of any business concern which is in competition with any Restricted Business;

21.3.4	for six months after the Restriction Date provide goods or services to, or otherwise have any business dealings with, any Prospective Customer in the course of any business concern which is in competition with any Restricted Business;

21.3.5	for six months after the Restriction Date induce, solicit or otherwise endeavour to entice away from the Company any Restricted Employee;

21.3.6	for six months after the Restriction Date employ or engage or facilitate the employment or engagement of any Restricted Employee;

21.3.7	for six months after the Restriction Date interfere or endeavour to interfere with the supply of goods and/or services by any Restricted Supplier to the Company or any Group Company; and

21.3.8	for six months after the Restriction Date be engaged or concerned in any capacity in any business concern which is competition in the Restricted Territory with the Restricted Business.

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21.4	For the avoidance of doubt, nothing in this clause 21 shall prevent the Employee from:

21.4.1	holding as an investment by way of shares or other securities not more that 5% of the total issued share capital of any company listed on a recognised stock exchange; or

21.4.2	being engaged or concerned in any business concern where the Employee’s work or duties relate solely to geographical areas where the business concern is not in competition with the Restricted Business; or

21.4.3	being engaged or concerned in any business concern where the Employee’s work or duties relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in twelve months before the Termination Date.

21.5	The obligations undertaken by the Employee pursuant to this clause 21 extend to her acting not only on her own account but also on behalf of any other firm, company or other person and shall apply whether she acts directly or indirectly.

21.6	The Employee hereby undertakes with the Company that she will not at any time after the termination of the Employment in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company or any Group Company to its detriment.

21.7	While the restrictions in this clause 21 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be found to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be considered reasonable if part or parts of the wording of such restrictions were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

21.8	If the Employee accepts alternative employment or engagement with any third party during the period of any of the restrictions in this clause 21 she will provide the third party with full details of these restrictions.

21.9	If the Employee’s employment is transferred by reason of the Transfer of Undertakings (Protection of Employment) Regulations 2006 she will, if requested, enter into an agreement with the new employer that contains provisions no more onerous nor wider in scope than those provided by the Company under this clause 21.

21.10	If the Employee's contract of employment is expected to transfer to a new entity by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006 but the Employee objects or otherwise resigns before any such transfer takes place, the Employee acknowledges that the Company may assign the benefit of these restrictive covenants to the relevant successor entity. Consequently, the Employee agrees that she will continue to observe the restrictions set out in this clause 21 for the benefit of any successor and will not regard herself as released from her obligations under this clause in the event of such assignment. The Employee agrees to co-operate with, and use her best endeavours to assist the Company and any successor in such circumstances including but not limited to providing such information, executing such documents and giving such assurances and undertakings as they may reasonably request.

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22	WHISTLEBLOWING

22.1	The Employee must at all times comply with the Company’s Code of Ethics from time to time in force. A copy is available from the Parent’s public website and on the intranet site of the Group Companies.

22.2	If the Employee wishes to make a disclosure under Sections 43A-L of the ERA she should do so without delay by contacting the Parent’s audit committee chairperson in writing, expressly stating that she wishes to make a qualifying disclosure. A ‘qualifying disclosure’ is defined for these purposes as a disclosure of information which, in the reasonable belief of the Employee, is made in the public interest and tends to show one or more of the following: a criminal offence, a risk to health and safety, a failure to comply with a legal obligation, a miscarriage of justice, environmental damage or concealment of any of these.

23	AMALGAMATION AND RECONSTRUCTION

23.1	If the Company is wound up for the purposes of reconstruction or amalgamation the Employee shall not as a result or by reason of any termination of the Employment or the redefinition of her duties within the Company or any Group Company arising or resulting from any reorganisation of the Group have any claim against the Company for damages for termination of the Employment or otherwise so long as she shall be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to the Employee than the terms contained in this Agreement.

23.2	If the Employee shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement on no less favourable terms by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than 50 per cent of the equity share capital of the Parent the Company may terminate the Employment by such notice as is required by s.86 of the ERA within one month of such offer being refused by the Employee.

24	Disciplinary and Grievance Procedures and suspension

24.1	The Company aims to follow applicable best practice in relation to any disciplinary matter or dismissal involving the Employee. However, such practice is not a contractual entitlement of the Employee and the Company reserve the right not to do so.

24.2	If the Employee wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, she shall apply in writing to the head of the Group Companies’ Global Human Resources department or the head of the Group Companies’ Legal Department setting out the nature and details of any such grievance or dissatisfaction.

24.3	The Company reserves the right to suspend the Employee on full pay, for so long as it reasonably thinks fit, in order to:

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24.3.1	investigate any allegations made against the Employee (whether in the context of the internal disciplinary process or otherwise);

24.3.2	satisfy itself as to the Employee's fitness for work; and

24.3.3	where it reasonably considers that it may be beneficial to temporarily remove the Employee.

25	Notices

25.1	Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Employee or to the Company’s Legal Department (as the case may be) or may be sent by first class post or by facsimile transmission to, in the case of the Parent, its registered office for the time being (marked for the attention of the Legal Department) and in the case of the Employee either to her address shown on the face of this Agreement or to her last known place of residence.

25.2	Any such notice shall (unless contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted or that the facsimile transmission was dispatched.

26	communications

Telephone calls made and received by the Employee using the Company’s and/or the Group Companies’ equipment and use of the Company’s and/or the Group Companies’ email system to send or receive personal correspondence may be recorded on their communication systems. Any recordings made shall at all times remain the property of the Company and/or the Group Companies and, if necessary, will be used as evidence in the case of disputes with employees or clients.

27	ENTIRE AGREEMENT anD Former Service Agreement(s)

27.1	This Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the parties and the Employee agrees that she has not been induced to enter into the Employment by and has not relied upon any Pre-Contractual Statement.

27.2	This Agreement together with any documents referred to in it shall be in substitution for any previous letters of appointment, agreements or arrangements, (whether written, oral or implied), relating to the employment of the Employee, which shall be deemed to have been terminated by mutual consent. The Employee acknowledges that as at the date of this Agreement she has no outstanding claim of any kind against the Company and/ or any Group Company.

27.3	The parties do not intend the terms of this Agreement to be varied by implication due to any custom, practice, usage or course of dealings. No variation of this Agreement shall be effective unless agreed in writing by both parties.

27.4	There are no collective agreements affecting the Employee’s employment.

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28	governing law and jurisdiction

This Agreement shall be governed by and interpreted in accordance with English law and the parties irrevocably agree to the exclusive jurisdiction of the English Courts.

29	REGULATORY CHANGES

The Employee understands that the terms set out in this Agreement are subject always to any legal or regulatory requirements which may be introduced after the date of this Agreement, in particular in relation to restrictions on remuneration for directors and senior Employees. In the event that the Company is required to comply with such new obligations it may, at its absolute discretion, vary the relevant terms of this Agreement to the extent that it considers necessary to ensure compliance and the Employee agrees that they will have no claim for damages or compensation as a result.

30	third party rights

Save for any Group Companies the Employee and the Company do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Right of Third Parties) Act 1999 by any third party.

31	General

31.1	This Agreement constitutes the written statement of the terms of Employment of the Employee provided in compliance with part 1 of the ERA.

31.2	The expiration or termination of this Agreement, however arising, shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after that time and shall be without prejudice to any accrued rights or remedies of the parties.

31.3	This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original and such counterparts or duplicates together shall constitute one and the same instrument.

31.4	The various provisions and sub-provisions of this Agreement are severable and if any provision or any identifiable part of any provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts of them.

Remainder of Page Intentionally Left Blank; Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
	Name:	Mark E. Pruzanski, MD
	Title:	President and Chief Executive Officer

EMPLOYEE:

By:	/s/ Lisa Bright Morrison
Name:	Lisa Bright Morrison

Address for Notice Purposes:

[ICPT – Service Agreement – Lisa Bright Morrison]